UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GLOBAL INDUSTRIES, LTD.

(Name of Registrant as Specified In Its Charter)

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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
William J. Doré
Executive Chairman of the Board
April 11, 2007
Dear Fellow Shareholder:
     You are cordially invited to attend the Company’s 2007 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 16, 2007, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, commencing at 10:00 a.m., local time.
     At this year’s meeting, you will be asked to vote in favor of the election of ten directors and the ratification of the appointment of Deloitte & Touche LLP as our auditors. These proposals are more fully explained in the proxy statement.
     Your vote is important to us. We encourage you to sign and return your proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend.
     Thank you for your participation.
Sincerely,
WILLIAM J. DORÉ

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND BOARD COMMITTEES
DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
PERQUISITES
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS (1)
SECURITY OWNERSHIP
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
GENERAL
ANNUAL REPORT AND FORM 10-K
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2007
Dear Shareholder:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Global Industries, Ltd. on Wednesday, May 16, 2007. The meeting will be held at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, at 10:00 a.m., local time.
     As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:
1.	To elect ten directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the 2007 Annual Meeting or any adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.
By Order of the Board of Directors
RUSSELL J. ROBICHEAUX
Chief Administrative Officer,
General Counsel and Secretary
Carlyss, Louisiana
April 11, 2007
     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 16, 2007
     This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Global Industries, Ltd., a Louisiana corporation (the “Company” or “Global”), in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 2007 Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held on Wednesday, May 16, 2007, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about April 11, 2007.
     The execution and return of the enclosed proxy card will not affect a shareholder’s right to attend the Annual Meeting. Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted
(i)	FOR the election of the ten nominees to the Board of Directors of the Company listed below, and

(ii)	FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and

(iii)	in the discretion of the proxies on any other matter that properly comes before the shareholders at the Annual Meeting.
     On March 30, 2007, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 116,715,907 shares of common stock. The holders of common stock are entitled to one vote per share. The Company’s common stock is the only class of voting securities outstanding. Pursuant to the Company’s bylaws, the presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum.

ELECTION OF DIRECTORS
(Item 1)
     Ten directors will be elected by the shareholders at this Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect each director. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are actively “withheld” or simply not cast are disregarded in the tally. Accordingly, under Louisiana law, the Company’s Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below. Each director nominee was recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors. The Company paid fees of $279,800 to a third party to assist in the process of identifying or evaluating director candidates. Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the upcoming Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of Directors. Mr. William Doré will retire from the Board of Directors at the 2007 Annual Meeting of the Shareholders.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TEN DIRECTOR NOMINEES NAMED BELOW.
     B.K. Chin, 56, joined the Company in October 2006 as Chief Executive Officer and Director. Prior to joining the Company, Mr. Chin served in various capacities with Brown & Root from 1974 until 2001, including service as Senior Vice President in charge of worldwide energy services from 1998 to 2001. From June 2001 until September 2006, Mr. Chin managed the U.S. business entities of Air Liquide. Mr. Chin has over 25 years of experience managing engineering and marine construction projects in the energy services industry and is an advisory board member of the American Society of Mechanical Engineers and is a member of the Board of Trustees of the Manufacturers Alliance/MAPI, Inc. Mr. Chin received a BS degree in Mechanical Engineering from the University of Singapore.
     John A. Clerico, 65, joined the Board of Directors in February 2006. Mr. Clerico is a registered investment advisor and is the Chairman of Chartmark Investments, Inc., a company he founded in 2001. From 1992 until his retirement in 2000, Mr. Clerico served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America. From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation. Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation. Mr. Clerico received a BS degree in Finance from Oklahoma State University.
     Lawrence R. Dickerson, 54, joined the Board of Directors in March 2007. Mr. Dickerson is the President, Chief Operating Officer, and a Director of Diamond Offshore Drilling, Inc. Mr. Dickerson joined Diamond Offshore Drilling in 1979 and has held his current titles with that company since 1998. Mr. Dickerson is also Chairman of the National Ocean Industries Association and a director of the International Association of Drilling Contractors. Mr. Dickerson holds a BBA degree from the University of Texas and is a certified public accountant in the state of Texas.
     Edward P. Djerejian, 68, joined the Board of Directors of the Company in February 1996. Since August 1994, Mr. Djerejian has been the Director of the James A. Baker, III Institute of Public Policy at Rice University. A former United States Ambassador, he served as U.S. Ambassador to Israel in 1994.

     During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic and as Assistant Secretary of State for Near Eastern Affairs under Presidents George H. W. Bush and William J. Clinton. He received the Department of State’s Distinguished Service Award in 1993 and the President’s Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.
     Larry E. Farmer, 67, joined the Board of Directors in February 2006. Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with the company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited. From 1990 to 2000, Mr. Farmer was President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company. Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the University of Missouri-Rolla (formerly the Missouri School of Mines), MS in Civil Engineering and PhD in Civil Engineering from the University of Texas at Austin.
     Edgar G. Hotard, 63, joined the Board of Directors in May 1999. Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and a Director in 1992. Prior to 1992, Mr. Hotard was a Vice President with Union Carbide Corporation. Mr. Hotard serves on the US-China Business Council. He is Chairman of the Monitor Group (China) and a venture partner with Arch Venture Partners. In December 2000, he received the Great Wall Award from the municipality of Beijing, China. Mr. Hotard is a director of Albany International Corporation. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.
     Richard A. Pattarozzi, 63, joined the Board of Directors of the Company in May 2000. Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Stone Energy, Inc., Superior Energy Services, Inc., FMC Technologies Inc., and Tidewater, Inc. He received a BS degree in Civil Engineering from the University of Illinois.
     James L. Payne, 70, joined the Board of Directors of the Company in December 2000. He has been Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Co., LLC, since March 2005. From October 2001 until its merger with Plains Production in May 2004, Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company. Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001. Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc. Mr. Payne serves on the Board of Directors of Nabors Industries, Ltd., and BJ Services Company. Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.
     Michael J. Pollock, 60, joined the Board of Directors of the Company in July 1992. Mr. Pollock retired from the Company in February 1998 as Vice President, Chief Financial Officer and Treasurer. From September 1990 to December 1992, Mr. Pollock was Treasurer and Chief Financial Officer of the Company and from December 1992 until April 1996 was Vice President and Chief Administrative Officer of the Company. Mr. Pollock currently serves as a Director and Chief Executive Officer of CoStreet Communications. He received a BS degree from the University of Louisiana-Lafayette. Mr. Pollock is a retired certified public accountant and a certified internal auditor.
     Cindy B. Taylor, 45, joined the Board of Directors of the Company in May 2006. Ms. Taylor has served in various executive capacities with Oil States International, Inc. since May 2000 and has recently been designated as the new chief executive officer of that company. Prior to joining Oil States International,

Inc., Ms. Taylor held executive positions with a public drilling company and various management positions in public accounting. Ms. Taylor is a director of Boots & Coots International Well Control, Inc. Ms. Taylor received a BBA degree in Accounting from Texas A&M University and is a certified public accountant in the state of Texas.
BOARD OF DIRECTORS AND BOARD COMMITTEES
Director Independence
     All of the directors of the Company other than Mr. Doré and Mr. Chin, who are employees of the Company, have been determined by the Board of Directors to be “independent” pursuant to the NASDAQ listing standards. In accordance with NASDAQ standards, a substantial majority of the Board of Directors should be independent.
     The Nominating and Governance Committee annually reviews and makes a presentation to the Board of Directors for their determination of the independence of each director. In conjunction with this process all directors responded to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest or arrangements between the Company, the directors or parties related to the directors. The Board of Directors determined that the following directors are independent:

John A. Clerico Lawrence R. Dickerson Edward P. Djerejian Larry Farmer Edgar G. Hotard	Richard A. Pattarozzi James L. Payne Michael J. Pollock Cindy B. Taylor
Committees of the Board of Directors
     The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and the Technical, Health, Safety, and Environmental Committee. The Board of Directors has adopted a written charter for each of these committees, which sets forth the committee’s purpose, responsibilities, and authority. Furthermore, the Board of Directors has adopted the Company’s Corporate Governance Guidelines, Code of Business Ethics, Code of Ethics for Senior Financial Officers, and Complaint Procedures for Financial, Accounting, and Audit Matters. The committee charters, guidelines, codes, and procedures are available on the Company’s website at www.globalind.com. You may also contact the Company’s Investor Relations Department at (281) 529-7979 for paper copies free of charge. Changes to or material waivers of the Company’s Code of Ethics for Senior Financial Officers will be immediately disclosed via the Company’s website at www.globalind.com.
     Audit Committee. This committee held nine meetings in 2006 and is comprised of the following five directors: Mr. Pollock (Chairman), Mr. Clerico, Mr. Farmer, Mr. Pattarozzi, and Ms. Taylor. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the requirements of the Securities and Exchange Commission (SEC). Mr. Pollock has been designated the “audit committee financial expert” as prescribed by the Securities and Exchange Commission. The Audit Committee:
•	oversees the integrity of the financial statements and monitors the financial reporting process;

•	annually reviews and recommends to the Board of Directors the independent auditing firm to be engaged to audit the accounts of the Company and its consolidated subsidiaries;

•	reviews with such firm the audit plan and results of the audit engagement; and

•	reviews the scope and results of the Company’s procedures for internal auditing and makes inquiries as to the adequacy of internal accounting controls.
     Compensation Committee. The Compensation Committee held five meetings during 2006 and is comprised of the following three independent directors: Mr. Payne (Chairman), Mr. Pattarozzi, and Ms. Taylor. The Compensation Committee:
•	approves the compensation arrangements for senior management and significant issues that relate to changes in benefit plans as further described in the Compensation Discussion and Analysis, or CD&A; and

•	reviews the CD&A for inclusion in the Company’s proxy statement.
     Finance Committee. This committee held five meetings during 2006 and is comprised of Mr. Clerico (Chairman), Mr. Payne, and Ms. Taylor. The Finance Committee:
•	assists the Board in its oversight of the Company’s financial affairs and policies and makes recommendations to the Board regarding the financial policies of the Company;

•	reviews the Company’s capital requirements and structure;

•	reviews the Company’s long range financial strategic planning; and

•	performs other such functions related to oversight of the Company’s financial affairs.
     Nominating and Governance Committee. This committee held seven meetings during 2006 and is comprised of the following three independent directors: Mr. Hotard (Chairman), Mr. Djerejian, and Mr. Pollock. Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, each nominee is expected to have the following personal characteristics described in the Company’s Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence, and a passion about the performance of the Company. Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.
     It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates. For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read “Shareholder Proposals and Director Nominations” included in the Proxy Statement. The Nominating and Governance Committee:
•	recruits and recommends candidates for election to the Board of Directors;

•	develops and recommends corporate governance guidelines to the Board of Directors and assists the Board of Directors in implementing such guidelines;

•	reviews succession plans; and

•	leads the Board in its annual review of the performance of the Board and its committees.
     Technical, Health, Safety, and Environment Committee. This committee held three meetings during 2006 and is comprised of the following two directors: Mr. Pattarozzi (Chairman) and Mr. Farmer. The Technical, Health, Safety, and Environment Committee:
•	oversees the Company’s technical, health, safety, and environmental practices;

•	reviews the status of the Company’s safety program to ensure that the program provides for a safe and healthful work environment; and

•	reviews the status of systems and programs that seek to assure compliance with environmental laws and regulations.

Shareholder Communication with the Board of Directors
     Shareholders may contact the Board of Directors or individual directors by mail addressed to the Secretary of the Company at the Company’s principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a “Shareholder Communication.” All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by the Secretary of the Company.
Related Person Transactions
     The Audit Committee established procedures to review and approve transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). These procedures provide for the review of any related person transaction that meets the minimum threshold requirement under SEC guidance of transaction amounts exceeding $120,000 in which a related person has a direct or indirect material interest.
     During a portion of 2006, the Company leased an office building and adjacent land in Lafayette, Louisiana from William J. Doré, the Company’s Executive Chairman of the Board. The Company used the facility for training and employee meetings as well as for equipment storage. The Company made aggregate lease payments to Mr. Doré under the lease agreement of $46,000 during 2006. The Company believes these lease payments were at or below market rates.
     One of the Company’s directors, Cindy B. Taylor, is the newly designated chief executive officer of Oil States International. The Company, from time to time, purchases project material from Oil States International. The material provided to us by Oil States International totaled $0.3 million in 2006.
Board of Directors’ Attendance and Fees
     The Company’s Board of Directors held nine meetings during 2006. Each director attended more than 75% of the combined number of meetings of the Board of Directors and of the committees on which he or she served that were held during the period in which he or she was a director. It is the Company’s policy for directors to attend the Annual Meeting of Shareholders; eight members of the Company’s Board of Directors attended our 2006 Annual Meeting. The Company anticipates that all director nominees will attend the 2007 Annual Meeting.
     Prior to May 2006, all non-employee directors of the Company were entitled to receive a retainer of $70,000 for each election cycle, of which $35,000 was required to be received in the form of restricted stock. Forfeiture restrictions on the restricted stock lapse on the earlier of the date of the next annual meeting of shareholders or June 1 of the year following the year of the grant. Each non-employee director also received a $1,500 meeting fee for each board or committee meeting attended in person ($2,500 in the case of Audit Committee meetings) and a $750 fee for each telephonic meeting attended ($1,250 in the case of Audit Committee meetings). In addition, the chairman of each board committee and the lead director were entitled to receive a $7,500 stipend ($15,000 in the case of the Audit Committee Chairman). Non-employee directors are reimbursed for (1) ordinary and necessary expenses incurred in attending board or committee meetings and (2) the cost of an annual medical examination for the director and his spouse.
     Prior to May 2006, each director had the option to receive the cash portion of his or her retainer and any meeting fees or other compensation in the form of a restricted stock award. The number of shares awarded was based upon the closing price of the Company’s common stock on the date immediately preceding the date the compensation was payable.

     In February 2006, the Compensation Committee amended the Non-Employee Directors’ Compensation Policy. Under the revised policy, which became effective on May 16, 2006, all non-employee directors are entitled to receive:
•	a cash retainer of $50,000 for each election cycle;

•	10,000 shares of restricted stock granted on the date of their election with forfeiture restrictions lapsing on the earlier of the date of the next annual meeting of shareholders or June 1, of the following year;

•	$7,500 stipend ($15,000 in the case of the Audit Committee Chairman) for the chairman of each board committee and the lead director, who holds the position for a full election cycle; and

•	no meeting fees are paid, but reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings will be paid.
     During the year ended December 31, 2006, each of our non-employee directors received 10,000 shares of restricted stock pursuant to the Director Compensation Policy. All of these restricted shares, with the exception of the 10,000 shares granted to Mr. Téllez, are due to vest on May 16, 2007, the date of the Annual Meeting. In connection with the resignation of Mr. Téllez on December 7, 2006, the Board accelerated the vesting of 5,616 of Mr. Téllez’s shares, and the remaining shares were forfeited.
     The Directors Stock Ownership Policy requires the directors to own shares of common stock of the Company (including shares of restricted stock) valued at five times the annual cash retainer paid to non-employee directors. Directors are permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement. Existing directors will have three years from the date of adoption (three years from date of first election for new directors) to attain the required level of stock ownership.

     The table below sets forth the compensation earned by our directors for the year ended December 31, 2006.
DIRECTOR COMPENSATION TABLE
For the Year Ended December 31, 2006

	Fees
	Earned			Non-Equity
	or Paid			Incentive
	in	Stock	Option	Plan	All Other
	Cash(1)	Awards(2)	Awards	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)

John A. Clerico(3)	65,750	99,575	—	—	—	165,325
James C. Day(4)	10,375	41,613	—	—	—	51,988
Edward P. Djerejian	73,250	131,867	—	—	—	205,117
Larry E. Farmer(3)	55,250	99,575	—	—	—	154,825
Edgar G. Hotard	101,750	114,158	—	—	—	215,908
Richard A. Pattarozzi	86,125	114,158	—	—	—	200,283
James L. Payne	71,750	128,742	—	—	—	200,492
Michael J. Pollock	65,000	168,419	—	—	—	233,419
Cynthia B. Taylor(5)	50,000	99,575	—	—	—	149,575
Luis K. Téllez(6)	55,775	128,742	—	—	—	184,517

(1)	The amounts shown for Fees Earned or Paid in Cash represent the value of cash compensation paid pursuant to our current Non-Employee Directors Compensation Policy and also our previous Non-Employee Directors Compensation Policy.

(2)	The amounts shown for Stock Awards reflect the annual grant of 10,000 restricted shares, priced on the issuance date, per director pursuant to the current Non-Employee Directors Compensation Policy as well as stock-based compensation issued pursuant to our previous Non-Employee Directors Compensation Policy, which included the mandatory stock-based portion of the annual retainer and shares of common stock issued at the discretion of directors in lieu of compensation otherwise payable in cash. Stock awards have been prorated to reflect the period of time over which they are deemed earned.

(3)	Partial year compensation as Mr. Clerico and Mr. Farmer joined the Board of Directors in February 2006.

(4)	Partial year compensation as Mr. Day retired from our Board of Directors in May 2006.

(5)	Partial year compensation as Ms. Taylor joined the Board of Directors in May 2006.

(6)	Partial year compensation as Mr. Téllez resigned from our Board of Directors in December 2006 due to his appointment as the head of the Communications and Transport Secretariat of Mexico. Upon his resignation, the Board awarded him a full year of cash compensation and accelerated the vesting of 5,616 shares of his restricted stock which represents the prorated number of shares for the partial year.

COMPENSATION DISCUSSION AND ANALYSIS
Objectives of the Compensation Program
     As an offshore contractor our success depends on our ability to obtain and perform contracts for large complicated construction projects for pipelines and related structures for the oil and gas industry that often involve work over several years. In addition, our industry has tended to be cyclical with periods of great demand and higher margins followed by periods of reduced demand and very significant pricing pressure. Intense competition for major contract awards requires that we actively manage our capital intensive fleet of vessels, bidding activity and construction efforts to protect our people, assets, and margins. Given the harsh and dangerous environments in which we conduct our activities and the substantial personal and financial losses that can occur from accidents, safety is a very important part of our mission. Given our industry and our goals, it is critical that we are able to attract, motivate and retain highly talented individuals to manage our business who are committed to and capable of developing our business opportunities.
Compensation Philosophy
     Our Compensation Committee assists us in defining a compensation philosophy that:
•	supports the Company’s overall strategy to mitigate business cyclicality and provide greater opportunity for sustained growth;

•	links total compensation to financial performance and the attainment of strategic objectives that increase shareholder value; and

•	rewards Named Executive Officers for achievement of annual goals.
Compensation Mix
     The compensation program for our executives, including the Named Executive Officers consists of:
•	base salary;

•	short-term incentive compensation – namely our annual Management Incentive Plan that provides an annual cash payout based on Company and personal performance;

•	long-term incentive compensation – namely our Equity Incentive Plan pursuant to which stock options, restricted stock and multi-year performance units are awarded; and

•	executive benefits and perquisites.
     The Compensation Committee believes that shareholders are best served when the compensation structure for Named Executive Officers provides a balanced focus between creating long-term shareholder value and executing effectively in the current year. While long-term equity compensation is an important factor of our overall direct compensation there is no fixed guideline in order to maintain flexibility.
     The objective of our short-term incentive program is to provide competitive annual compensation for executives, including the Named Executive Officers, that focuses them on short-term performance that can be sustained over the long-term. Our business is cyclical in nature. As a result, our long-term compensation programs are structured to reward outstanding performance over the short-term and long- term through a mix of:
•	stock options,

•	restricted stock, and

•	multi-year performance units

     We target a significant portion of compensation for the Named Executive Officers to be at risk. If we perform at target, we expect that our total direct compensation for Named Executive Officers and other key employees will fall around the median of our peer group. There is potential for higher compensation for business and individual performance that exceeds target. The highest earnings potential is tied to the achievement of above target results and increasing the long-term value of the Company on a multi-year basis. We interpret long-term value through sustained stock price growth.
     Performance measures and targets under incentive compensation programs, both short-term and long-term, are established by the Committee each year after the Board approves the business plan for that year. These performance measures and targets are then applied to the Management Incentive Plan that provides annual cash bonuses and to performance based equity awards although the measures and targets differ.
     The compensation philosophy is reviewed annually by the Committee with the last review occurring in December of 2006. The Committee may from time to time revise the components of executive compensation by (1) adding additional benefits, components or plans or (2) reducing or eliminating benefits, components or plans. The Company does not currently provide any retirement or deferred compensation plans specifically for executives but in the future may provide such benefits based on market conditions or trends for executive compensation. Any decisions to add or delete benefits for executives will be made by the Committee in the same manner and based on the same criteria it determines base salary and incentive compensation.
Benchmarking
     Since 1998, the Committee has been benchmarking the Company’s compensation programs against a peer group of companies that provide offshore services in the oil and gas industry and that are comparable to the Company in terms of revenues and market capitalization. The peer group is selected annually based on the recommendation of our management and the Committee’s outside compensation consultant, Towers Perrin. For the Committee’s 2006 review, the peer group consisted of the following companies:
•	McDermott International, Inc

•	Oceaneering

•	SEACOR Holdings

•	Tidewater

•	Helix Energy Solutions

•	Willbros Group

•	Bristow Group

•	Horizon Offshore

•	GulfMark Offshore

•	Gulf Island Fabrication
     The Committee reviews and compares peer group data for total direct compensation as well as each of its components — base salary, short-term incentive compensation and long-term incentive compensation. In addition to the peer group data, the Committee reviews compensation data for persons holding positions similar to the Named Executive Officers included in Towers Perrin’s compensation surveys which include data for oilfield services companies as well as data representative of companies with similar revenue levels across a wider range of industries. The Committee compares the Company’s compensation programs as a whole and their principal components, and also compares the compensation of individual executives to the extent the jobs are sufficiently similar to make meaningful comparisons possible. The Committee uses peer group data, and to a lesser extent, data from other industries, primarily to ensure that executive compensation programs of the Company are competitive (meaning generally within the broad middle range of comparable programs and compensation at target levels of performance) and to evaluate individual compensation levels. Data from industries outside of the oilfield services industry was also used to help identify emerging trends in compensation. Our philosophy is to structure total direct compensation to be around the median plus or minus 10% of the market range of our peer group; however, in order to engage necessary talent in critical functions, we may determine that it is in the Company’s best interest to provide compensation packages that exceed this general philosophy or to certain individuals to address job changes, investment in individuals deemed critical to succession or other future planning and retention of critical talent to provide compensation outside the normal cycles. Such was the case in 2006 with the hiring of the Company’s new Chief Executive Officer whose total direct compensation (described below in greater detail) was structured to be competitive within our peer group of companies between the 50th and 75th percentile.
     The Committee benchmarks compensation programs at least annually.
Assessment of Company and Individual Performance
     The Committee uses Company performance measures in two ways. First, in establishing total direct compensation ranges, the Committee considers various measures of Company and industry performance, including revenues, earnings per share, return on capital, and total shareholder return. The Committee makes a subjective determination after considering such measures collectively in establishing the target range of total direct compensation it seeks to attain for executives. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under the Company’s performance based short-term and long-term compensation. Concurrent with the release of the Company’s annual audited financial statements, the Committee reviews the Company’s performance relative to the established performance measures for both short-term and long-term awards to assess and approve the portion of outstanding awards for which payout has been or, in the case of multi-year awards not yet ending, are likely to be earned.
     Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other Named Executive Officers. With respect to the Chief Executive Officer, the independent directors, under the direction of the lead director, meet with the Chief Executive Officer in executive session annually to agree upon his performance objectives (both individual and Company). After the end of the year, the Committee meets in executive session to conduct a performance review of the Chief Executive Officer based on his or her achievement of the objectives, contributions to the Company’s performance, and other leadership accomplishments. This evaluation is used by the Committee in setting the Chief Executive Officer’s compensation.
     For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer with the assistance of the Company’s Vice President of Human Resources and also exercises its judgment based on the Board’s interactions with the particular executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of objectives by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments.
Total Compensation Review
     The Committee reviews each executive’s total direct compensation which includes base pay, short-term incentive compensation, and equity incentive awards annually with the guidance of the Committee’s independent compensation consultant. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios. This “tally sheet” review is intended to ensure that the Committee understands and takes into account in setting compensation levels the total compensation, benefits and perquisites paid to the Named Executive Officers. All elements of total compensation and benefits due in a change of control or other severance were considered to be generally in line with our peer group.
Compensation Consultants
     The Committee engages the services of Towers Perrin for outside compensation advice. The Committee has generally requested that its compensation consultant provide information on competitive executive pay practices for the Company’s industry and an analysis of the Company’s relative compensation market position within its industry. In 2006, the Committee also requested that Towers Perrin provide (i) tally sheets covering total compensation for Named Executive Officers for use in the Committee’s annual analysis of total compensation and pay equity and (ii) an analysis of the Company’s existing change-in-control agreements with Named Executive Officers compared to practices with respect to such benefits provided by others in its industry and across other industries, as well as estimates of the cost impact of such benefits to the Company in the event of a change-in-control.
     Towers Perrin is an independent consulting organization that provides compensation data, market analysis and updates on comparator groups for executive compensation decisions. The Committee has the authority to hire and terminate the services of Towers Perrin at any time. The Committee has the authority to retain, at Company expense, legal, accounting or other advisors as the Committee deems appropriate in performing their duties. The fees and services for the compensation consultant both for service to the Committee and to the Company are reviewed by the Committee annually. Towers Perrin has been contracted from time to time by management on a limited basis for assistance with certain compensation and benefit projects. The services were provided with no understanding of an ongoing relationship. Management does not have an exclusive relationship with any single outside consulting firm for compensation guidance.
Role of Executives in Establishing Executive Compensation
     Our Chief Executive Officer makes recommendations for setting the components of compensation for the other executive officers of the Company, including the other Named Executive Officers. The criteria used for determining recommended compensation levels include:
•	individual performance;

•	market data;

•	positioning relative to market; and

•	overall Company performance as it relates to business strategy.
     In addition, the Chief Executive Officer reviews the performance of the other executive officers for the Committee and makes recommendations regarding the personal performance portion of the annual bonus award under the Management Incentive Plan to be paid to the executive.
     The Vice President of Human Resources regularly attends the Committee’s meetings and provides analysis and commentary regarding the internal and external impact of compensation recommendations as well as market competitiveness.

Components of Executive Direct Compensation
     The direct compensation of our Named Executive Officers consists of the same primary components provided to other levels of management:
•	base salary;

•	short-term cash incentive compensation paid annually under the Management Incentive Plan; and

•	long-term equity based incentive compensation in the form of stock options, restricted stock and performance unit awards under our Equity Incentive Plan.
     For 2006, approximately 17% to 32% of total direct compensation for the Named Executive Officers is attributable to base salary, approximately 38% to 49% is attributable to performance based incentive compensation dependent on personal and Company performance, and the remainder of direct compensation is primarily attributable to time-based equity awards. The Committee believes that this allocation appropriately balances the mix of base salary and at risk compensation in a way that furthers the compensation objectives discussed above. In addition, the Committee regularly evaluates the mix of cash and equity compensation and the mix of short-term and long-term compensation to gauge their consistency with the Company’s overall compensation philosophy.
Base Salary
     Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for each Named Executive Officer. The Committee intends to ensure that base salaries for our Named Executive Officers reflect the skill set and the market value of that skill set and experience as well as the personal performance of the executive. The base salary established for each Named Executive Officer also takes into account his or her particular level of responsibility and are generally targeted at or near the 50th percentile for base salaries for similar executives at the Company’s peer group companies.
     Base salaries of our Named Executive Officers are reviewed annually, with adjustments made based on job performance, expansion of duties and responsibilities, and changes in market salary levels. Our Committee typically starts its annual base salary review by examining compensation changes and trends identified by Towers Perrin as well as their analysis of market-median compensation for the Company’s peer group. The Committee also reviews recommendations of Towers Perrin and our Chief Executive Officer with respect to each Named Executive Officer. In setting base salaries for 2006, the Committee specifically considered the overall corporate budget for base salary increases, the relative pay differences for different job levels within the executives of the Company and personal performance. The base salary of Mr. Robicheaux and Mr. Baker were increased during April and May 2006 respectively by 17% and 26% upon their promotion to positions of greater responsibility. In August 2006, based on the recommendation of Mr. Doré, the Chief Executive Officer at the time, the Committee approved base salary increases ranging from 0% to 26% for the Named Executive Officers.
     In connection with hiring B.K. Chin as the Company’s Chief Executive Officer in the fall of 2006, the Compensation Committee used data of comparable companies in our peer group to set a base salary at or near the 50th percentile. Please see the Summary Compensation Table for information regarding the base salary of each of the Named Executive Officers.

Short-Term Incentive Compensation – Annual Cash Incentive
     The Company has established a short-term incentive program, the Management Incentive Plan (“MIP”) to motivate and reward Named Executive Officers and other key members of management for their contribution to achievement of annual performance goals related to earnings and shareholder return. The MIP provides the annual cash incentive element of total direct compensation.
     Under the MIP, target incentive opportunities, expressed as a percentage of base salary, are established for each participant by the Committee early in each year after the annual business plan has been approved by the Board of Directors. Actual payouts for the year under the MIP are then determined after the year ends by the Committee based on the Company’s financial and stock price performance relative to predetermined performance measures as well as individual performance. In addition, the Committee has the discretionary authority to adjust the payout to any participant by up to 25% but the total cash paid to any participant may not exceed 400% of his or her target incentive opportunity.
     Target Incentive Opportunities. Target incentive opportunities under the MIP are based on job responsibilities, internal pay relativity and peer group data. In setting target opportunities for 2006, the Committee sought to ensure that at target performance levels total annual cash compensation was within the broad middle range of the peer group companies and that a substantial portion of total annual cash compensation was tied to Company and individual performance. Target incentive opportunities ranged from 30% to 75% of base salary for Named Executive Officers in 2006. Each participant, including the Named Executive Officers, can earn between 0% and 200% of his target award (which as stated previously is a percent of base salary), depending upon Company performance on the predetermined goals as well as individual performance. Generally target performance pays an amount equal to the target incentive, performance that equal or exceeds the maximum performance level under a particular measure pay an amount equal to 200% of the target incentive and performance in between pays amounts determined linearly.

     Company Performance Measures. For all participants in the MIP in 2006, including the Named Executive Officers, the Committee established in February of 2006 the Company performance measures under the plan as (1) earnings per share adjusted for certain items described below (EPS) and (2) total shareholder return (TSR) vs. the companies in the Philadelphia Exchange Oil Services Index (OSX). For 2006 MIP awards, as has been the case in prior years, 75% of the target award is earned based on Company performance and 25% is attributable to the individual performance. The individual performance component is determined by the Committee based upon an assessment by the Chief Executive Officer and is intended to take into account achievement of strategic goals, personal and organizational development, safety results and individual contributions. Each of the Company performance measures comprised threshold, target and maximum performance levels. If the threshold level of any performance measure is not achieved, then no amount is paid under that portion of the award. Set forth below is a description of each of the Company performance measures used for the 2006 MIP awards:

Measurement	Criteria	Weight
EPS	• Established each year based on a review of the business plan’s forecasted results for the upcoming year.	50% of total

• Intended to reward meeting earnings per share targets.

•     The target level of performance is set at a level that the Committee believes is attainable given past performance, present market conditions and availability of resources. There is the opportunity for a higher payout with performance above target but also a risk of a lower or zero payout with performance below target.

TSR vs. OSX	• Total shareholder return is essentially a measure of stock price appreciation – comparing the change in the value of an investment in our common stock over the year.	25% of total

•     We compare our total shareholder return performance to the group of oilfield services companies that make up the OSX index in order to account for the cyclicality of our business. By using a relative measure, we intend to ensure that payouts under our MIP do not simply reflect the changing fortunes of our industry, but our own performance within our industry.

• We use the OSX as our benchmark for TSR performance, and not the “peer group” because:

o the OSX index is a readily available, verifiable index of a broad cross section of oilfield services companies; and

o it is used by investors as a measure of our relative stock price performance.

In order for this measure to pay out at the maximum level, we must meet or exceed the 90th percentile of performance in the OSX.
     The Committee has the authority to make payouts under the discretionary portion of the MIP even if our performance was not sufficient to earn any payout under the Company performance or individual performance portions of the award. The Committee, however, has not made any discretionary payouts to any of the Named Executive Officers in the last three years when Company performance was not sufficient to earn a payout.
     Payouts for 2006 under the MIP (paid in 2007 and reflecting performance during 2006) to Named Executive Officers were between 171% and 181% of their target incentive opportunity. Based upon the 2006 Company results relative to the performance targets, the EPS level payout provided 200% of the 50% of the target opportunity applicable to this performance factor and the TSR vs. OSX performance measure achieved 125% of the 25% of the target opportunity applicable to this performance factor. The Committee elected to pay out a range of 0% — 200% of the 25% of the target opportunity applicable to individual performance for Named Executive Officers. Short-term incentives paid for 2006 appear in the Summary Compensation Table under the Non-equity Incentive Plan Compensation column.
Long-Term Incentive Compensation — Equity Awards
     Our Committee employs three forms of long-term equity incentives granted under various equity plans each of which has been approved by our shareholders – stock options, restricted stock awards (both time-based vesting and performance-based vesting) and performance unit awards. These equity incentive awards foster the long-term perspective necessary to create shareholder value and help ensure that our executives are properly focused on creation of such shareholder value by rewarding financial and stock price performance over multi-year periods. Equity incentive awards also are used for recruiting and retention. Equity awards have traditionally been granted broadly and deeply within the Company with approximately 400 employees participating as of March 15, 2007.
     In determining the amount and value of grants for Named Executive Officers, the Committee’s overall objective was to set combined grant values of all equity-based awards at levels that were competitive within the range of long-term incentive grants by peer group companies. Our Committee’s practice in recent years has been to make annual grants of equity-based awards. Awards are determined based on consideration of market data, internal equity, succession planning, retention and current shareholdings by the individual. Awards are granted in a combination of stock options, time-based vesting restricted stock, and performance-vesting restricted stock or performance units. The Committee has no fixed guideline for the allocation among these types of equity awards in order to maintain flexibility. For the last two years the Committee, however, has shifted the mix of equity-based awards to increase the emphasis on performance awards (whether performance vesting restricted stock or performance units) and decrease the emphasis on stock options and time-based vesting restricted stock awards. In 2006 the performance award portion of equity incentive awards to Named Executive Officers averaged 33% of the total grant value. In making its determination, the Committee reviewed available peer group data but found it provided only limited insight because of rapidly changing equity award practices and so relied more heavily on the views of its compensation consultant regarding changing practices.
     BK Chin’s equity awards made in connection with his initial employment as Chief Executive Officer were determined by using comparable 75th percentile data from our peer group. This level of equity grant was needed to meet market competition in attracting a candidate of the desired caliber to be Chief Executive Officer of Global and the Committee desired to start with a meaningful amount of equity to ensure that he would have an equity stake comparable to others in management and immediately focus him on the creation of shareholder value. In addition, the awards were intended in part to compensate for lost long-term opportunities at his previous employer.
     For values of 2006 grants, see the Grants of Plan-Based Awards Table, page 27.
     Stock Options and Time-Based Vesting Restricted Stock Awards. Stock options generally align an executive’s incentives with shareholders because options create compensation only if the Company’s stock price increases over time. Stock options also have an inherent performance component since it is the Company’s performance over an extended period that causes the value of its stock and thus the option to increase. Restricted stock awards that have time-based vesting also align the executive’s incentive with shareholders since they create direct share ownership with the intended result of increasing the executive’s focus on shareholder value over the vesting period. In addition, time-based vesting restricted stock awards are a useful recruiting and retention tool.

     The Company’s stock options have generally been granted at prices substantially equal to the market price of the underlying stock on the date of grant and generally provide for vesting in equal portions on the first, second and third anniversaries of the date of grant. Time-based vesting restricted stock awards granted generally provide for cliff vesting on the third anniversary of the date of grant. The 2006 stock option and restricted stock awards to the Named Executive Officers are included in the Grants of Plan Based Equity Awards table elsewhere in this proxy statement.
     For a description of our policies and procedures for the granting of stock options, see “Compensation Policies – Equity Awards” below.
     Performance Awards. Performance awards provide employees, including Named Executive Officers, with shares of Company common stock if certain performance measures are achieved serving the goals of aligning their interests with those of shareholders and providing an ownership stake in the Company. These awards tie reward of our Named Executive Officers to the achievement of certain levels of financial and stock price performance. Our performance unit awards are paid in shares of our common stock, based on performance over a three year period (awards made in 2006 have a performance period of January 1, 2006 to December 31, 2008). The performance awards are based on a three-year rolling cycle because we believe that will minimize the impact of the cyclicality of the business on the payout of the awards. The goals established for these awards are intended to stress that our Named Executive Officer’s managerial focus should be on having a line of sight between Global’s and their personal business goals. Performance units awarded and the criteria are set annually for a three-year performance period. Awards made in 2006 may be earned based on the following criteria:

Performance Measure	Criteria	Weight
Net Operating Profit After Tax Return on Capital (NOPAT ROC)	• Defined as cumulative net operating profit after tax over a three-year period, divided by shareholders equity plus long-term debt for the three-year period.	50% of total

• Established based on a review of the business plan, the actual costs of capital, and forecasted results for the upcoming three years in the business current climate.

TSR vs. OSX	This performance measure is similar to the measure used in our MIP, except that performance must be achieved over a three year period.	50% of total
     The performance criteria for each round of three-year performance awards has been set by the Committee at levels which at target levels would require sustained performance at expected levels of performance but which would require significantly improved multi-year performance for payouts in excess of target levels. At least annually the committee receives an evaluation of the likelihood of achievement of various performance measures under the outstanding performance awards. As of its last review, the outstanding results for the Company for 2006 would indicate that if 2007 performance is in line with current management expectations the performance awards made in 2005 that conclude at the end of 2007 will likely payout between the target and maximum level. Only one year of performance for the 2006 performance awards is completed, and although 2006 performance was above the maximum in one category and between target and maximum in the other category, it is too early to make any judgment about the likelihood of a payout.
Named Executive Officer Benefits and Perquisites
     Named Executive Officers receive the same benefits as all U.S. based employees including medical, dental and vision coverage, disability insurance and basic life insurance as well as some additional supplemental benefits. A portion of the costs of benefits are borne by the employee. Supplemental benefits include supplemental medical, dental, vision and life insurance. These supplemental benefits are provided to ensure the health and well-being of the Named Executive Officers. In addition, perquisites are provided that directly promote the business objectives of the Company to executives to assist in their roles and responsibilities and include auto allowances and club memberships, which are available on a limited basis. See the Summary Compensation Table for further information on perquisites provided to the Named Executive Officers.
Post–Employment Compensation; Employment and Severance Agreements
Retirement Plans
     Except for participation in the Company’s 401(k) savings plan which is available to substantially all employees, the Company does not currently provide any retirement or pension plan for employees or executive officers.
Employment and Severance Agreements
     We have employment agreements in place with Mr. William Doré, Mr. Chin, and Mr. Atkinson. Each of those agreements includes severance provisions that would apply to certain types of termination outside of a change-in-control. These severance provisions vary by individual agreement and are discussed in more detail below.
     Outside of a change-in-control, our named executive officers are not due any benefits upon death or disability that are not generally available to all employees.
     In the case of termination for cause, none of our Named Executive Officers is due any compensation beyond salary that has already been earned through the date of termination.
     To help assure smooth transitions in succession plans, our Committee also believes it may be appropriate to provide transition agreements to key officers who announce their intent to retire. The terms and conditions of any such transition agreement are established by our Committee. However, we expect that under any such agreement, the officer could continue to be employed for a limited period, receive an annual salary, continue with normal participation in retirement and health plans and continue vesting in equity awards at the normal vesting schedule. During this time, we contemplate that the officer would assist us in the transition to his successor, would be available to assist Global on an as-needed basis and would execute a non-compete agreement with us. Such an agreement was entered into with our former Chief Executive Officer, William Doré. Effective September 18, 2006, the Company entered into an agreement with Mr. Doré (the “Agreement”). Pursuant to the Agreement, from the effective date through the date Mr. Doré retires as Executive Chairman of the Board of Directors of the Company at the 2007 Annual Shareholders’ Meeting, Mr. Doré will continue to receive his current compensation and will be entitled to the same benefits that he is currently entitled to receive from the Company without reduction. Effective on his retirement date after the 2007 Annual Shareholders’ Meeting, Mr. Doré will receive all compensation and benefits earned through his retirement date, and will receive certain additional benefits from the Company including (1) acceleration of vesting of stock options for 70,000 shares and acceleration of the lapse of forfeiture restrictions on 189,400 shares of restricted stock, (2) extension of the period of exercisability of all outstanding stock options held by Mr. Doré until the earliest of the end of the consulting period discussed below, the first anniversary of Mr. Doré’s death and the tenth anniversary of the original grant date of such options and (3) amendment of Mr. Doré’s performance based restricted stock award for 250,000 shares (the performance period for which expires on December 31, 2007) to provide that the portion of such award earned will not be pro-rated due to Mr. Doré’s ceasing to be an employee after the 2007 Annual Shareholders’ Meeting. After his retirement, Mr. Doré has agreed to provide consulting services to the Company. The consulting period begins on the date Mr. Doré ceases to be an employee of the Company and extends through April 30, 2010. During the consulting period, Mr. Doré has agreed to make himself available to the Company as requested by the

Company’s Board or Chief Executive Officer to consult with officers and employees of the Company, and others with respect to the business of the Company. During the consulting period, the Company has agreed to pay to Mr. Doré an annual consulting fee of $400,000, and subject to certain conditions and limitations, to continue certain medical benefits for Mr. Doré (and his spouse) under the Company’s group health plan as in effect on his retirement date. In addition, the Company has agreed to pay Mr. Doré an annual office allowance of $175,000 which began in October 2006 (when the Company and he mutually agreed that he would no longer maintain an office at the Company) and continues through the consulting period in order to reimburse Mr. Doré for certain expenses.
     Effective September 18, 2006, the Company also entered into an employment agreement with Mr. Chin (the “Employment Agreement”) in connection with his becoming the Company’s Chief Executive Officer, which provides that Mr. Chin would be employed as Chief Executive Officer of the Company commencing October 1, 2006 (the “Commencement Date”). The term of the Employment Agreement expires on September 30, 2009, subject to automatic one-year extensions. Pursuant to the terms of the Employment Agreement, provision for payments and accelerations of awards upon certain terminations, including after a change in control, would pay Mr. Chin two years of base salary plus the then current year’s short-term incentive at the target level and reimburse him for COBRA medical payments for two years. In addition, the Company would vest any stock options and restricted shares which would otherwise have vested by the passage of time within 365 days of the termination.
     In connection with having Mr. Atkinson take on the additional role of Chief Financial Officer in 2005, the Company entered into a letter of agreement dated November 16, 2005 with Mr. Atkinson, pursuant to which the Company agreed to provide Mr. Atkinson with certain benefits, including payment of severance equal to one year’s base salary, automobile allowance and incentive compensation as well as payment of 50% of COBRA health insurance premiums for 18 months, in the event his employment with the Company is terminated by the Company without “cause” or by Mr. Atkinson for “good reason” (as each is defined in the agreement).
     In our experience, change-in-control agreements for Named Executive Officers are common among our peer group, and our Board and Committee believe that providing these agreements to our Named Executive Officers would protect shareholders’ interests in the event of a change-in-control by helping to assure management continuity. Please review the Separation and Change-in-Control table presented in this proxy statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our Named Executive Officers as well as other plans and arrangements that have trigger mechanisms that relate to a change-in-control. Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the severance change-in-control agreements that we have entered into with our executives, including the Named Executive Officers, are comparable:
•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change-in-control, the Company’s agreements require a “double trigger” – a change-in-control followed by an involuntary loss of employment within two years thereafter. The only exception is performance awards, a portion of which would be paid out upon a change-in-control at the target payout level at the time of the change-in-control. The Committee believes this payment is appropriate because of the difficulties in converting the Company’s EPS and TSR targets into an award based on the surviving company’s EPS and TSR.

•	Covered terminations. Employees are eligible for payments if, within two years of the change-in-control, their employment is terminated (i) without cause by the Company or (ii) for good reason by the employee, each as is defined in the agreement.

•	Severance payment. Eligible terminated executives would receive a severance ranging from one to three times base salary plus cash short-term incentive (with the cash incentive established as the higher of the then-current year’s target level or the last short-term incentive amount paid prior to the change-in-control).

•	Benefit continuation. Basic employee benefits such as health, life and disability insurance would be continued for up to two years following termination of employment.

•	Accelerated vesting of equity awards. Some or all of the unvested equity awards at the time of termination of employment would be immediately vested.
     In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by the Company under the agreements with Messrs. W.J. Dore’, B.K. Chin, P.S. Atkinson, J.J. Dore; and R.J. Robicheaux.
Stock Ownership Guidelines
     In 2000, the Committee implemented share ownership guidelines for all non-employee directors and executives. These ownership guidelines for non-employee directors require that they hold a number of shares of our common stock valued at five times the non-employee director annual cash retainer and for executives require that they hold a number of shares of the Company’s common stock with a market value equal to a multiple of their base salary. The objective of having a minimum ownership guideline is to align the executive’s focus to the shareholders’ interests. The minimum ownership level varies depending on position and is set at a level that is intended to be a significant value relative to the executive’s compensation level to ensure that the executive’s interest is in alignment with the shareholder. The Chief Executive Officer is required to maintain stock with a value of five times his base salary; the President, Chief Financial Officer and any Chief Administrative or Operating Officer is required to maintain common stock with a value of three times his or her base salary; other executives are required to maintain stock with a value equal to one times his or her base salary. Executives are entitled to include the value of non-vested restricted stock in the calculation. There is a transition period of 5 years during which new executives and three years during which non-employee directors are allowed time to achieve the proper ownership guideline.
     Each non-employee director and Named Executive Officer was in compliance with the ownership guidelines at the end of 2006.
Compensation Policies
Equity Awards
     We generally grant long-term incentive awards using the last reported sales price on the NASDAQ National Market on the effective date of the grant. We do not time the granting of equity awards to coincide with the release of material non-public information or any other special events but generally grant options to Named Executive Officers only on an annual grant date. Off-cycle grants may be made to executives as a new hire or in connection with promotions. Our equity awards are granted as of the actual date of grant or on a subsequent fixed date in each case with all required approvals under the plan obtained in advance of or on the actual grant date. All grants to Named Executive Officers require approval of the Committee. The Company insider trading policy prohibits the Named Executive Officers from trading in derivative securities of the Company’s stock.
Executive Compensation Recovery Policy
     The Committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the Company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were substantially the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.
Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code (Section 162(m)), enacted in 1993 imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its executive officers. While the Compensation Committee cannot predict with certainty how the Company’s named executive compensation might be affected in the future by the Section 162 (m) or applicable tax regulation issued hereunder, the Compensation Committee intends to try to preserve the tax deductibility substantially all of executive compensation while maintaining the Company’s executive compensation program as described herein.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.
Compensation Committee
James L. Payne, Chairman
Richard A. Pattarozzi
Cindy B. Taylor

     The table below summarizes compensation earned by each of the Named Executive Officers for the year ended December 31, 2006.
SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compen-	All Other
Name and Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	sation(3)	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

William J. Doré	2006	510,417	92,538	1,391,636	511,140	601,501	439,037	3,546,269
Executive Chairman

B.K. Chin	2006	162,500	800,000	165,724	133,025	220,959	3,772	1,485,980
Chief Executive Officer

Peter S. Atkinson	2006	381,250	—	590,744	234,307	345,603	20,521	1,572,425
President & Chief Financial Officer

James J. Doré	2006	306,250	—	264,717	183,166	262,303	105,840	1,122,276
Senior Vice President, Eastern Hemisphere

Byron W. Baker	2006	232,817	—	267,832	151,867	168,839	30,108	851,463
Senior Vice President, the Americas

Russell J. Robicheaux	2006	221,500	—	222,557	80,588	181,321	28,341	734,307
Chief Administrative Officer & General Counsel

(1)	The Company paid only one year-end discretionary cash bonus for 2006 and expects that its Non-Equity Management Incentive Plan will be the primary vehicle through which cash bonuses are earned. The amount shown for Mr. William Doré reflects a discretionary bonus related to the outstanding financial performance which was achieved in 2006, as well as his efforts to facilitate a smooth transition upon his planned retirement in May 2007.

Mr. Chin’s service with the Company began on October 1, 2006. His compensation for 2006 includes signing bonuses of $500,000 upon his employment and $300,000 at year-end, both of which were in accordance with his employment agreement.

(2)	The amounts shown for Stock Awards and Option Awards represent the amount of compensation expense recorded by the Company pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R adding back any allowance for forfeitures. These amounts do not necessarily reflect the value which will ultimately be realized by Named Executive Officers due to vesting requirements, changes in market conditions, and other potential differences between the assumptions used for SFAS 123R valuations and actual events. For more information regarding our stock-based compensation, please see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts shown for Non-Equity Incentive Plan Compensation represent amounts earned pursuant to the Company’s Management Incentive Plan.

(4)	Please see the tables and notes on subsequent pages for an explanation of the amounts shown for All Other Compensation.

     The table below sets forth the amount of “all other compensation” earned by each of the Named Executive Officers for the year ended December 31, 2006.
ALL OTHER COMPENSATION

		Allocation
		of			Total of All
	401k	401k	Energy		Other
	Match(1)	Forfeitures(1)	Allowance(2)	Perquisites(3)	Compensation
William Doré	$6,600	$297	$1,200	$430,940	$439,037
BK Chin	—	—	300	3,472	3,772
Peter Atkinson	6,600	297	1,200	12,424	20,521
James Doré	6,600	280	1,200	97,760	105,840
Byron Baker	5,820	269	1,200	22,819	30,108
Russell Robicheaux	5,783	259	1,200	21,099	28,341

(1)	The amounts shown as 401k Match and Allocation of 401k Forfeitures represent the benefits received pursuant to the Company’s 401k plan, which is broadly available to all employees who meet the minimum eligibility requirements.

(2)	The amounts shown for Energy Allowance represent a cash benefit which is available to all employees and was provided after the devastation of Hurricane Rita at the Company’s headquarters.

(3)	Please see the following table and discussion for an explanation of the amounts shown for perquisites.

     The table below summarizes the perquisites earned by each of the Named Executive Officers for the year ended December 31, 2006.
PERQUISITES

		Group
		Term	Personal		Overseas				Total
	Auto	Life	Use of		Living				Amount
	Allow-	Insur-	Corporate	Moving	Allow-	Apart-	Exec-U-		of
	ance(1)	ance(2)	Aircraft(3)	Benefits(4)	ance(5)	ment(6)	Care(7)	Other(8)	Perquisites

William Doré	$12,000	$3,960	$156,396	$—	$—	$83,334	$250	$175,000	$430,940
BK Chin	3,000	430	—	—	—	—	42	—	3,472
Peter Atkinson	9,000	2,322	—	—	—	—	1,102	—	12,424
James Doré	4,771	518	—	84,866	4,699	—	2,906	—	97,760
Byron Baker	7,200	907	—	—	—	11,520	3,192	—	22,819
Russell Robicheaux	8,550	1,644	—	—	—	—	10,905	—	21,099

(1)	The amount shown for Auto Allowance represents a monthly cash benefit for Named Executive Officers.

(2)	The amount shown for Group Term Life Insurance represents the cost of life insurance benefits for Named Executive Officers. Although group term life insurance benefits are provided to all employees, Named Executive Officers are entitled to enhanced coverage. The entire cost of life insurance benefits for Named Executive Officers is shown as a perquisite because it was not practicable to calculate incremental value of the enhanced coverage afforded to Named Executive Officers.

(3)	The amount shown for Personal Use of Corporate Aircraft is the estimated incremental cost to the Company of Mr. Doré’s personal use of the corporate aircraft. This amount was estimated using the variable aircraft costs and the proportion of Mr. Doré’s personal miles traveled to the total Company miles traveled in the corporate aircraft.

(4)	The amount shown for Moving Benefits for Mr. James Doré includes $9,913 for the cost of moving his household effects, $65,954 for the cost of a home sale service, and $8,999 of reimbursements of incidental expenses associated with the purchase of his new home.

(5)	The amount shown for Overseas Living Allowance represents a cash benefit granted to defray incidental costs associated with living and working in foreign locations.

(6)	The amount shown for Apartment for Mr. William Doré represents the cost of an apartment provided to him by the Company during his displacement as a result of Hurricane Rita. The amount shown for Apartment for Mr. Baker represents the cost of an apartment near our U.S. base of operations which was provided to Mr. Baker.

(7)	The amounts shown for Exec-U-Care represent supplemental medical benefits provided to executives, including regular medical examinations and reimbursement for “out-of-pocket” medical expenses.

(8)	The amount shown as Other for Mr. William Doré represents the aggregate annual payment received by him in 2006 for the provision of office expenses pursuant to his retirement and consultant agreement previously described in CD&A and disclosed in Form 8-K on September 22, 2006.

GRANTS OF PLAN-BASED AWARDS TABLE
For Year Ended December 31, 2006

									All Other	All Other		Grant
									Stock	Option		Date Fair
									Awards:	Awards	Exercise or	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price	Stock &
		Date of	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (1)			Shares of	Securities	of Option	Option
	Grant	Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards (2)	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/share)	($)

W Doré			165,885	331,771	663,542
	01/03/06	10/31/05							64,400	105,000	12.38	1,540,672
	02/15/06	2/14/06				3,500	17,500	35,000				428,400
	02/15/06	2/14/06				3,500	17,500	35,000				579,950

BK Chin			60,938	121,875	243,750
	10/02/06	9/16/06							100,000	100,000	15.18	2,383,820
	11/01/06	9/16/06					20,000					329,200

P Atkinson			95,313	190,625	381,250
	01/03/06	10/31/05							29,400	47,600	12.38	700,980
	02/15/06	2/14/06				1,600	8,000	16,000				195,840
	02/15/06	2/14/06				1,600	8,000	16,000				265,120

J Doré			76,563	153,125	306,250
	01/03/06	10/31/05							15,000	40,000	12.38	468,900
	02/15/06	2/14/06				600	3,000	6,000				73,440
	02/15/06	2/14/06				600	3,000	6,000				99,420

B Baker			46,563	93,127	186,253
	01/03/06	10/31/05							11,000	17,900	12.38	262,912
	02/15/06	2/14/06				600	3,000	6,000				73,440
	02/15/06	2/14/06				600	3,000	6,000				99,420
	05/04/06	(3)							5,000	15,000	17.71	247,700

R Robicheaux			52,925	105,850	211,700
	01/03/06	10/31/05							9,300	15,100	12.38	222,042
	02/15/06	2/14/06				510	2,550	5,100				62,424
	02/15/06	2/14/06				510	2,550	5,100				84,507
	12/12/06	12/12/06							10,000	20,000	14.24	304,516

(1)	All amounts shown for Estimated Future Payouts Under Equity Incentive Plan Awards are related to grants of performance units.

(2)	The strike price of each option listed was equal to the closing market price of our stock on the effective date of grant, with the exception of 20,000 options granted to Mr. Robicheaux on December 12, 2006 where the strike price was greater than the closing market price of $14.22.

(3)	Awarded on May 4, 2006 and approved by the Chief Executive Officer under the terms of the plan prior to Mr. Baker becoming a Named Executive Officer.

OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR END
December 31, 2006

						Stock Awards
									Equity Incentive Plan Awards:
									Unearned Shares, Units or
	Option Awards					Shares or Units of Stock			Other Rights That Have
	Number of Securities			Option		That Have Not Vested			Not Vested
	Underlying Options			Exercise	Expiration			Market			Market or
Name	Exercisable (1)	Unexercisable		Price	Date	Number		Value	Number		Payout Value
	(#)	(#)		($)		(#)		($)	(#)		($)

W Doré	59,600			12.38	08/05/08
	200,000			12.06	08/18/09
	176,000			10.69	02/17/10
	172,000			9.50	08/07/11
	201,600	50,400	(2)	8.30	02/20/12
		105,000	(3)	12.38	01/03/16
						125,000	(4)	1,630,000
									250,000	(5)	3,260,000
						64,400	(6)	839,776
									70,000	(7)	912,800

BK Chin		100,000	(8)	15.18	10/02/16
						100,000	(8)	1,304,000
									20,000	(9)	260,800

P Atkinson	15,000			7.69	10/12/08
	10,000			5.47	12/16/08
	10,000			8.50	03/18/09
	50,000			12.06	08/18/09
	60,000			10.69	02/17/10
	62,000			9.50	08/07/11
	78,400	19,600	(2)	8.30	02/20/12
		47,600	(3)	12.38	01/03/16
						50,000	(4)	652,000
									100,000	(5)	1,304,000
						29,400	(6)	383,376
									32,000	(7)	417,280

J Doré	20,000			7.69	10/12/08
	10,000			8.50	03/18/09
	40,000			10.69	02/17/10
	30,000			9.50	08/07/11
	28,000	7,000	(2)	8.30	02/20/12
		40,000	(3)	12.38	01/03/16
						23,000	(4)	299,920
									46,000	(5)	599,840
						15,000	(6)	195,600
									12,000	(7)	156,480

B Baker	20,000			10.31	05/12/07
	5,000			20.19	10/01/07
	5,000			7.69	10/12/08
	5,000			8.50	03/18/09
	15,000			6.81	10/08/09
	35,000			10.69	02/17/10
	22,000			9.50	08/07/11
	28,000	7,000	(2)	8.30	02/20/12
		17,900	(3)	12.38	01/03/16
		15,000	(10)	17.71	05/04/16
						23,000	(4)	299,920
									46,000	(5)	599,840
						11,000	(6)	143,440
						5,000	(11)	65,200
									12,000	(7)	156,480

OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR END
December 31, 2006

						Stock Awards
									Equity Incentive Plan Awards:
									Unearned Shares, Units or
	Option Awards					Shares or Units of Stock			Other Rights That Have
	Number of Securities			Option		That Have Not Vested			Not Vested
	Underlying Options			Exercise	Expiration			Market			Market or
Name	Exercisable (1)	Unexercisable		Price	Date	Number		Value	Number		Payout Value
	(#)	(#)		($)		(#)		($)	(#)		($)

R Robicheaux	15,000			12.56	08/09/09
	40,000			10.69	02/17/10
	28,000			9.50	08/07/11
	14,000	6,000	(2)	8.30	02/20/12
		15,100	(3)	12.38	01/03/16
		20,000	(12)	14.24	12/12/16
						21,000	(4)	273,840
									42,000	(5)	547,680
						9,300	(6)	121,272
						10,000	(13)	130,400
									10,200	(7)	133,008

	Vesting Start Date	Vesting Term
(1)	—	100% vested
(2)	02/20/2002	20.0% per year for 5 years
(3)	01/03/2006	33.3% per year for 3 years
(4)	08/06/2004	100% vesting on 06/30/2007 (restricted shares)
(5)	09/28/2004	Up to 100% if 12/31/2007 criteria met (performance shares)
(6)	01/03/2006	100% after 3 years (restricted shares)
(7)	01/01/2006	Up to 100% if 12/31/2008 criteria met (performance units)
(8)	10/02/2006	33.3% per year for 3 years (restricted shares and options)
(9)	10/02//2006	100% after 2 years if criteria met (performance shares)
(10)	05/04/2006	33.3% per year for 3 years
(11)	05/04/2006	100% after 3 years (restricted shares)
(12)	12/12/2006	33.3% per year for 3 years
(13)	12/12/2006	100% after 3 years

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Change-in-Control Severance
     We have change-in-control severance agreements in place with each of our Named Executive Officers. These agreements provide for the provision of severance benefits in the case of a qualifying termination within two years following a change-in-control. A qualifying termination would include:
•	termination by Global for any reason other than death or for cause and

•	voluntary termination by the executive for “good reason” as defined in the agreements
     In the case of a qualifying termination, each affected executive would be due a lump sum cash payment equal to 2.99 times the higher of (a) the sum of the highest annual salary paid over the previous three years plus the highest annual incentive bonus paid over that same period, or (b) the annualized includable compensation for the base period, as defined in IRC Section 280G(d)(1) (i.e., the annualized average w-2 earnings for the five calendar years preceding termination).
     Each of our Named Executive Officers would also be eligible for the following benefits:
•	a cash payment equal to the highest bonus payout received over the previous three years, prorated for the portion of the current year completed through the date of termination;

•	immediate vesting of all outstanding restricted share awards;

•	target level payout of all outstanding performance share/unit awards in the form of Company shares, regardless of actual performance, as though the entire performance period had been completed;

•	a cash payment equal to the number of unvested option awards outstanding times the excess of the closing price of the Company’s stock on the date of termination over the exercise price of the stock options (in return for which, all such options would be surrendered to the Company and cancelled);

•	continuation of coverage under our health and welfare benefit plans for up to two years at no additional cost to that in effect prior to the change-in-control or reimbursement of COBRA coverage for two years;

•	transfer of any club membership provided by the Company prior to termination to the executive’s name;

•	the right to purchase the automobile provided by the Company (if any) at dealer’s wholesale cost; and

•	a “gross-up” payment, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, equal to the excise tax imposed plus any additional taxes imposed on the gross-up payment itself (except for Byron Baker, whose agreement calls for severance payments to be “cut back” in order to avoid triggering any excise tax implications).
     Alone among our named executive officers, B.K. Chin does have the option under his agreement to select accelerated vesting of stock option awards rather than the cash-out provision described above. In this case, only those of Mr. Chin’s stock options and restricted shares due to vest within 365 days of the date of termination would be immediately vested and the options would remain exercisable for the greater of (a) 1 year from the date of termination, or (b) the full remaining term on the options.

     The following table shows potential payments to our Named Executive Officers under existing contracts, plans or arrangements, whether written or unwritten, as though a change-in-control and termination of employment occurred on December 31, 2006 and where applicable, using the closing price of our common stock of $13.04 on December 29, 2006 (the last business day of the year) as reported on the NASDAQ.
ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS(1)

		Acceleration and Continuation
		of Awards(2)
	Cash	Performance			Continuation
	Severance	Based	Restricted	Stock	of Medical &	Excise Tax
	Payout	Awards	Stock	Options	Welfare	Gross Up(3)	Total

William J. Doré(4)	$—	$—	$—	$—	$—	$—	$—
B.K. Chin(5)	6,362,541	260,800	1,304,000	—	16,757	2,259,683	10,203,781
Peter S. Atkinson	2,199,453	1,069,280	1,035,376	124,320	33,714	1,455,536	5,917,679
James J. Doré	1,726,136	456,400	495,520	59,580	33,714	1,031,208	3,802,558
Byron W. Baker(6)	119,016	456,400	508,560	44,994	32,409	—	1,161,379
Russell J. Robicheaux	1,229,850	406,848	525,512	38,406	32,686	724,538	2,957,840

(1)	We have included only those estimated payments which would be above and beyond what would normally be provided (e.g., earned but unpaid compensation such as salary through the termination date and vested long-term incentives are not included).

(2)	Reflects the full intrinsic value of equity incentive awards accelerated or cashed out upon termination. Values shown for performance units/shares and restricted shares reflect the number of shares paid out or vested times the year end stock price. The option values shown reflect the number of unvested options at termination times the excess of the year end stock price over the exercise price of the option. Option awards with an exercise price higher than the year end stock price have a $0 value.

(3)	Gross up covers exercise tax imposed on the parachute payment as well as any excise tax or income tax incurred by the gross up payment itself.

(4)	We have not included any estimated change-in-control for Mr. Doré because he is expected to retire from the Company and the Board of Directors at the 2007 Annual Meeting. Pursuant to his retirement agreement, dated September 2006 and discussed in the CD&A, the Company accrued a portion of his accelerated benefits in 2006 and a portion of his estimated retirement package is included in the Summary Compensation Table.

(5)	Cash severance for the Named Executive Officers in the case of a qualifying termination following change-in-control is equal to 2.99 times the greater of (a) the sum of the highest salary and the highest actual bonus paid over the past five years, or (b) the annual includable compensation (“base amount”) as defined in IRC § 280G. Had Mr. Chin been terminated following a change-in-control at the end of 2006 we estimate that his cash compensation would have been calculated as a multiple of his “annualized includable compensation” or “base amount”, as opposed to a multiple of base salary plus bonus.

(6)	The terms of Mr. Baker’s change-in-control agreement provide for a cut-back of benefits if the payment of such benefits would result in the imposition of excise taxes. Had Mr. Baker been terminated following a change-in-control at the end of 2006, we estimate that his cash severance would have been cut back under this provision. As a result he would not have received the full multiple of base and bonus that is shown for our other Named Executive Officers.

SECURITY OWNERSHIP
Stock Ownership of Directors and Executive Officers
     The table below sets forth the ownership of the Company’s common stock, as of March 30, 2007, by (i) each executive officer of the Company named in the Summary Compensation Table, (ii) each of the Company’s directors, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.

	Shares Owned Beneficially
Name	Number	Percent
William J. Doré (1)	25,843,174	21.8%
B.K. Chin (1)	221,000	*
Peter S. Atkinson (1)	552,512	*
James J. Doré (1)	409,746	*
Byron W. Baker (1)	249,966	*
Russell J. Robicheaux (1)	210,516	*
John A. Clerico (1)	10,000	*
Lawrence R. Dickerson (2)	1,535	*
Edward P. Djerejian (1)	51,366	*
Larry E. Farmer (1)	10,000	*
Edgar G. Hotard (1)	36,652	*
Richard A. Pattarozzi (1)	36,809	*
James L. Payne (1)	59,625	*
Michael J. Pollock (1)	43,932	*
Cindy B. Taylor (1)	10,000	*

All directors and executive officers as a group	27,746,833	23.5%
(15 persons) (1)

*	Less than 1%

(1)	Includes shares issued pursuant to restricted stock awards granted to Mr. William Doré – 439,400 shares; Mr. Chin – 220,000 shares; Mr. Atkinson – 194,400 shares; Mr. James Doré – 91,000 shares; Mr. Baker – 99,000 shares; Mr. Robicheaux – 89,300 shares; Mr. Clerico – 10,000 shares; Mr. Dickerson – 1,535 shares; Mr. Djerejian – 10,000 shares; Mr. Farmer – 10,000 shares; Mr. Hotard – 10,000 shares; Mr. Pattarozzi – 10,000 shares; Mr. Payne – 10,000 shares; Mr. Pollock – 10,000 shares; Ms. Taylor – 10,000 shares; and all directors and executive officers as a group – 1,214,635 shares; shares allocated to such person’s account in the Retirement Plan are as follows: Mr. William Doré – 214,568 shares; Mr. Atkinson – 352 shares; Mr. James Doré – 11,524 shares; Mr. Baker – 335 shares; Mr. Robicheaux – 133 shares; and all directors and executives as a group – 226,912 shares; and the shares issuable upon exercise of stock options exercisable within sixty days as follows: Mr. William Doré – 894,600 shares; Mr. Atkinson – 320,866 shares; Mr. James Doré – 148,333 shares; Mr. Baker – 132,966 shares; Mr. Robicheaux – 108,033 shares; and all directors and executive officers as a group – 1,604,798 shares.

(2)	Mr. Dickerson was first appointed to the Board on March 21, 2007.

     The following, to the Company’s knowledge, as of March 30, 2007, are the only beneficial owners of 5% or more of the outstanding common stock except as shown in the table above.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	17,639,396	(1)	15.2%

FMR Corporation 82 Devonshire Street Boston, MA 02109	9,321,929	(2)	8.0%

(1)	This number, which includes 15,089,928 shares of common stock with sole voting power, is based solely on information furnished in a Schedule 13G filed with the Securities and Exchange Commission by Wells Fargo & Company on February 9, 2007.

(2)	This number, which includes 1,009,727 shares of common stock with sole voting power, is based solely on information furnished in a Schedule 13G filed with the Securities and Exchange Commission by FMR Corporation on January 10, 2007.

     The following table sets forth certain information as of December 31, 2006 regarding our equity compensation plans.
SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

	Number of		Number of securities
	securities to be	Weighted-	remaining available for
	issued upon	average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans
	options,	options,	(excluding securities
	warrants and	warrants and	reflected in the first
Plan Category	rights	rights	column)
Equity compensation plans approved by Shareholders:
1992 Equity Incentive Plan	745,300	$13.77	—
1998 Equity Incentive Plan	2,472,057	9.42	1,088,783
2005 Stock Incentive Plan	991,400	13.12	3,324,902
Equity compensation plans not approved by Shareholders:
None	—		—

Total	4,208,757	$11.06	4,413,685

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee has reviewed and discussed with the Company’s management and representatives of Deloitte & Touche LLP, the Company’s independent auditors for 2006, the audited financial statements of the Company contained in the Company’s Annual Report for the year ended December 31, 2006. The Audit Committee has also discussed with representatives of the Company’s independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).
     At quarterly meetings of the Audit Committee held prior to the filing of the Company’s financial statements with the Securities and Exchange Commission, the Audit Committee reviewed and discussed the Company’s financial statements with the Company’s management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.
     The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with management and representatives of Deloitte & Touche LLP such auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2006 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission.
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

Audit Committee
Michael J. Pollock, Chairman
John A. Clerico
Larry E. Farmer
Richard A. Pattarozzi
Cindy B. Taylor

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)
     The Audit Committee and the Board of Directors has appointed Deloitte & Touche LLP to serve as independent auditors for the year ending December 31, 2007, subject to ratification of the appointment by the shareholders. Deloitte & Touche LLP has served as the Company’s independent auditors since October 1991 and is considered by management to be well qualified. The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
     One or more representatives of Deloitte & Touche LLP will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Louisiana law, the Company’s Amended and Restated Articles of Incorporation, and its bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.
     In the event of a negative vote on such ratification, the Audit Committee and Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our Company and our stockholders.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
Audit Fees and All Other Fees
     For 2006 and 2005, professional services were performed for the Company by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.
Audit
     Fees for audit services totaled approximately $1,342,000 in 2006 and $1,185,000 in 2005, including fees associated with the annual audit of the Company’s financial statements, the audit of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company’s quarterly reports on Form 10-Q, audits of statutory financial statements in certain non-U.S. jurisdictions, and services that are normally provided by the independent auditors in connection with regulatory filings in 2006.
Audit Related Fees
     Fees for audit related services totaled approximately $19,000 in 2006 and $56,000 in 2005. Audit related services are principally (1) the audit of the Company’s employee benefit plan and (2) the audit of certain wholly owned subsidiaries.

Tax Fees
     Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $224,000 in 2006 and $480,000 in 2005. These fees primarily relate to foreign tax return preparation and assistance with foreign tax audits.
All Other Fees
     There were no fees, other than described above, billed by Deloitte & Touche LLP during 2006 or 2005.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate authority to the Chairperson of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the Chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee. The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.
     All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     Shareholders may propose matters to be presented at shareholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.
Proposals for 2008 Annual Meeting
     Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2008 and included in the Company’s proxy statement and form of proxy relating to that meeting, must be received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, no later than December 11, 2007. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.
     In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company’s bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company. To be timely for the 2008 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, on or before February 15, 2008. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and (e) a description of any material interest of the shareholder in such business. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.
Nominations for 2008 Annual Meeting and for Any Special Meetings
     Pursuant to the Company’s bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company’s Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, (i) with respect to an election to be held at the 2008 Annual Meeting, on or before February 15, 2008, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. A shareholder’s notice to the Secretary of the Company must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder. If a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.
Recommendation of Director Candidates to the Nominating and Governance Committee
     A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to the Company’s Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the anniversary of the date the Company’s proxy statement was released to security holders in connection with the preceding year’s annual meeting. Such written request must be sent to the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The shareholder or group of shareholders making the recommendation must also disclose, with the written request described above, the number of securities that the shareholder or group beneficially owns and the period of time the shareholder or group has beneficially owned the securities. Additional information may be requested from time to time by the committee from the nominee or the shareholder.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company believes, based upon a review of the forms and amendments furnished to it, that during the year ended December 31, 2006, the Company’s directors and officers complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that each of the following persons was late in filing one statement of change in beneficial ownership on a Form 4: Mr. Peter Atkinson, Mr. James Doré, Mr. William Doré, Mr. Russell Robicheaux, and Ms. Cindy Taylor.
GENERAL
     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, facsimile, or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their “out of pocket” expenses. The Company has retained the services of American Stock Transfer & Trust Company and ADP Investor Communication Services to assist in the distribution of proxy material at an estimated cost of $30,000, plus expenses.
ANNUAL REPORT AND FORM 10-K
     The Company’s Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2006, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report to Shareholders does not constitute a part of this Proxy Statement.
     A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Shareholders who share a single address will receive only one annual report and proxy statement to that address unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Investor Relations Department at (281) 529-7979 or write to Investor Relations, 8000 Global Drive, Carlyss, Louisiana 70665. If you are a shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

(Front of Card)
GLOBAL INDUSTRIES, LTD.
Proxy for 2007 Annual Meeting
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints B.K. Chin and Peter S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of Global Industries, Ltd. (the “Company”), to be held in Houston, Texas on May 16, 2007, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:
(continued and to be signed on the reverse side)

(Back of Card)
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒.

(1)	Election of Directors.

	☐	FOR ALL	☐	WITHHOLD	☐	FOR ALL EXCEPT
		NOMINEES		AUTHORITY FOR		(See instructions
				ALL NOMINEES		below.)

NOMINEES

	¡	B.K. Chin	¡	John A. Clerico	¡	Lawrence R. Dickerson
	¡	Edward P. Djerejian	¡	Larry. E. Farmer	¡	Edgar G. Hotard
	¡	Richard A. Pattarozzi	¡	James L. Payne	¡	Michael J. Pollock
	¡	Cindy B. Taylor

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●.

(2)	Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2007 fiscal year.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	In their discretion, upon any other business that may properly come before said meeting.

     This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2007 fiscal year and (3) in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2007 Annual Meeting and the related Proxy Statement is hereby acknowledged.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:		2007

Signature

Signature, if jointly held

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If held by a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.